Exhibit99_23(g)(vii)

FIRST AMENDMENT TO CUSTODIAN AGREEMENT

THIS FIRST AMENDMENT TO CUSTODIAN AGREEMENT dated as of December 6, 2006 by and between OLD WESTBURY FUNDS, INC., a Maryland corporation and an open-end management investment company registered with the Securities and Exchange commission under the Investment Company Act of 1940, as amended (the “Client”), and CITIBANK, N.A., acting through its offices located in New York, New York (the “Custodian”).

W I T N E S S E T H:

WHEREAS, the Client and the Custodian are parties to that certain Custodian Agreement dated as of March 16, 2005 (the “Custodian Agreement”), pursuant to which the Custodian serves as the custodian for certain series of the Client, including the Old Westbury Real Return Fund; and

WHEREAS, the Client and the Custodian desire to amend the Custodian Agreement to exclude the provision of custodial services to the Real Return Fund with respect to coins or bullion or other forms of precious metals held by the Real Return Fund;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

1. Paragraph 1(A) of the Custodian Agreement is hereby amended by replacing the definition of “Securities” with the following:

““Securities” means any financial asset (other than Cash) from time to time held for the Client on the terms of this Agreement, excluding coins or bullion or other forms of precious metals held by the Real Return Fund.”

2. The Custodian Agreement, as expressly amended hereby, shall continue in full force and effect.

3. This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Custodian Agreement to be executed by their respective officers as of the day and year first written above.

OLD WESTBURY FUNDS, INC.

By:	/s/ Peter C. Artemiou
Peter C. Artemiou
Vice President

CITIBANK, N.A.

By:	/s/ Peter Verduin
Peter Verduin Managing Director